EXHIBIT 2.2(h)


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated effective as of June __, 1999, by and between VideoLabs, Inc., a Delaware corporation (the "Company") and Robin Sheeley, a Minnesota resident ("Employee").

         WHEREAS, Employee is the sole shareholder of Acoustic Communication Systems, Inc., which is being acquired by the Company pursuant to a Plan and Agreement of Merger dated May __, 1999 (the "Merger Agreement"), which is Closing on the date of this Agreement; and

         WHEREAS, as a condition to Closing under the Merger Agreement, Employee and the Company are entering into this Agreement to provide for the employment of Employee by the Company upon and subject to the terms and conditions set forth in this agreement.

         NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Employee set forth below, the Company and Employee agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee, and appoints Employee to the position of Chief Technical Officer, and such other positions as may be assigned by the Board of Directors or any executive officer of the Company, and Employee accepts such employment and appointment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this agreement.

         2. TERM OF EMPLOYMENT. The term of Employee's employment hereunder shall commence on the effective date hereof and shall continue for an initial term of three (3) years thereafter ("Term of Employment"). The Term of Employment shall automatically renew for additional one year terms thereafter unless prior written notice of nonrenewal is given by either Employee or the Company at least sixty (60) days prior to the end of the Term of Employment. Notwithstanding the foregoing, the Employee may terminate the Term of Employment at any time upon ninety (90) days prior written notice to the Company.

         3. POSITION AND DUTIES.

            3.01 Service with Company. During the Term of Employment, Employee agrees to perform such reasonable employment duties, consistent with the terms of this agreement and the position held by Employee as provided in section 1 above, as the Board of Directors or any executive officer of the Company shall assign to Employee from time to time. Such duties and employment responsibilities shall be performed in accordance with the Company's rules, regulations and instructions now in force or which may be adopted by the Company in the future. In addition, during the Term of Employment the Company shall

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nominate, and recommend to its shareholders, the election of Employee to the
Board of Directors of the Company at each annual meeting of the shareholders.

            3.02 Performance of Duties. During the Term of Employment, the Employee agrees to serve the Company to the best of Employee's ability. The Employee shall have active involvement and be fully committed to the business and affairs of the Company, and shall devote Employee's full attention and time to the affairs of the Company. Employee hereby confirms that Employee is under no contractual commitments inconsistent with Employee's obligations set forth in this agreement. During his Term of Employment, however, Employee shall not render or perform services for any other corporation, firm, entity or person, nor will Employee become involved in the operations or management of any other commercial corporation, firm, entity or person, which is in competition with the business of the Company.

            3.03 Noncompetition. In addition to (and not in lieu of) any noncompetition covenants given by Employee in connection with the Merger Agreement, the Employee hereby covenants and agrees that during the Term of Employment, and for a period of twelve (12) months following the termination of Employee's employment for any reason (the "Restricted Term"), the Employee shall not, for any person or entity other than the Company or its affiliates, directly or indirectly, own, manage, operate, control, act as an advisor or consultant to, or participate in, the ownership, management, operation, or control of any business involving the manufacture or sale, whether at wholesale or retail, of image capture, transmission or manipulation devices or the provision of equipment, software or design, installation or maintenance services with regard to the data, voice or video conferencing or presentation systems for customers in any geographic market served by the Company or any of its subsidiaries during the Restricted Term; provided, however, that the foregoing shall not prevent the Employee from owning not more than a one percent (1%) interest in any entity engaged in such a competing business whose securities are traded on any securities exchange or in the over-the-counter markets.

         4. COMPENSATION.

            4.01 Base Salary. As base compensation for all services to be rendered by the Employee under this agreement during the Term of Employment , the Company shall pay to Employee a minimum monthly base salary of $10,833 per month beginning with the effective date of this agreement, which salary shall be paid in accordance with the Company's normal payroll procedures and policies. The board of directors may hereafter increase, but not decrease, such monthly base salary.

            4.02 Stock Options. Employee shall be granted as of the date hereof an option to purchase shares of the Company's common stock, par value $.01 per share, pursuant to the Company's NonQualified Stock Option Plan, as follows:
30,000 shares on the date of agreement vesting 10,000 shares per year on the annual anniversary of this agreement.


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         All options shall be granted at an exercise price equal to the closing bid price for such common stock on the date of this agreement. All such stock options shall be granted under, and pursuant to all terms and conditions of, the Company's NonQualified Stock Option Plan.

            4.03 Benefits. Employee shall be entitled to such company-sponsored benefits as are provided to employees of the Company, subject to the terms and conditions of the applicable policies and/or plans.

            4.04 Expenses. The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of Employee's duties under this agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal polices for expense verification.

            4.05 Bonuses. Employee shall be entitled to participation in the Company's management bonus pool. During the Term of Employment, Employee shall be entitled receive, annually, a bonus of up to 100% of base salary based upon agreed upon objectives and the Company's results for the year. The Employee shall also be eligible for Company wide profit sharing pursuant to the Company's employment policies from time to time in effect.

            4.06 Vacation. Employee shall be entitled to paid vacation consistent with the Company's normal vacation policy.

         5. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors, during the Term of Employment or at any time thereafter Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Employee has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the Term of Employment, whether developed by Employee or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this agreement by Employee. It is hereby acknowledged that it is not the intention of the forgoing provisions to preclude the Employee from securing gainful employment with


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


subsequent employers who are not competitors of the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect the Company's legitimate proprietary information or knowledge.

         6. VENTURES. If, during the Term of Employment, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company's Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary or other compensation to be paid to Employee as provided in this agreement.

         7. PATENT, COPYRIGHTS AND RELATED MATTERS.

            7.01 Disclosure and Assignment. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Term of Employment, or within six months thereafter, whether or not during regular working hours, relating to any phase of the business of the Company conducted at such time (hereinafter referred to as "Developments"). Employee, to the extent that Employee has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company and all of the Employee's right, title and interest in and to any and all of such Developments.

            7.02 Future Developments. As to any future Developments made by Employee and which are first conceived or reduced to practice during the Term of Employment, or within six months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Employee will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within sixty (60) days thereafter, shall claim ownership of such Developments under the terms of this agreement. If the Company makes such claim, Employee agrees that, insofar as the rights (if any) of Employee are involved, it will be settled by arbitration in accordance with the rules of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company's principal executive offices). If the Company makes no such claim, Employee hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Employee.

            7.03 Limitation on Sections 7.01 and 7.02. The provisions of sections 7.01 and 7.02 shall not apply to any Development meeting the following conditions:

            (a) such Development was developed entirely on Employee's own time; and


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            (b)   such Development was made without the use of any Company
                  equipment, supplies, facility or trade secret information; and

            (c)   either:

                  (i) such Development does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development; or

                  (ii) such Development does not result from any work performed by the Employee for the Company.

            7.04 Employee Assistance. Employee agrees to assist Company in obtaining patents or copyrights on any Developments assigned to the Company that Company, in its sole discretion, seeks to patent or copyright. Employee also agrees to sign all documents and do all things deemed necessary by Company to obtain and/or maintain such patents or copyrights, to assign them to Company, and to protect them against infringement. The obligations of this Section 7 are continuing and shall survive the termination of Employee's employment with Company.

            7.05 Appointment of Agent. Employee irrevocably appoints the Company to act as Employee's agent and attorney in fact to perform all acts necessary to obtain/or maintain patents or copyrights to any Developments assigned by Employee to Company under this agreement if (i) Employee refuses to perform those acts or (ii) is unavailable, within the meaning of the United States patent and copyright laws. Employee acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Employee and the termination of Employee's employment with Company.

         8. TERMINATION.

            8.01 Grounds for Termination. This agreement shall be terminated prior to the end of the Term of Employment under the following circumstances:

            (a)   By mutual agreement of Employee and the Company;

            (b)   Immediately upon the death of Employee;

            (c) Upon delivery by Employee of a notice of termination to the Company, in which event this agreement shall be terminated ninety (90) days after receipt of such notice; and

            (d) Immediately for Cause, in the event of (i) Employee's personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any laws (other than


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


                  minor traffic violations or similar offenses), or material breach of the policies or procedures of the Company. The Company agrees to give Employee thirty (30) days notice to cure those limited items that can actually be cured prior to effecting termination pursuant to this subsection, such termination to be deemed to be termination for cause; or (ii) the bankruptcy or insolvency of the Company.

Notwithstanding any termination of this agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment, and the Company shall remain bound by the provisions of section 5 (to the extent that they relate to time periods prior to the date of such termination).

            8.02 Severance Payment for Termination Following a Change in Control. If a Change in Control of the Company occurs during the Term of Employment and, following such Change in Control, either (i) the Company terminates the employment of Employee other than for Cause, or (ii) Employee voluntarily terminates their employment, in either case during the six (6) month period following the Change in Control, Employee shall be entitled to the severance compensation provided in this Section 8.02, in full and complete satisfaction of any and all obligations of the Company under this Agreement and as the sole and exclusive remedy or severance available to Employee as a result of the termination. The amount of the severance compensation shall be equal to the sum of Employee's then current minimum base salary for twelve (12) months. Any severance compensation shall be paid in equal installments over the twelve
(12) month period following the effective date of termination, and shall be subject to applicable withholdings and in accordance with the regular payroll practices of the Company. Any employee benefits provided to Employee shall terminate upon the effective date of termination, subject to such continuation rights as may be available to Employee by law. Nothing in this agreement, including the severance payments described in this section, shall in any way be construed to extend the period of Employee's employment with the Company.

         For purposes of this section, a Change in Control shall mean either of the following:

            (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; or

            (b) a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as


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


                  defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation.

                  8.03 Surrender of Records and Property. Upon termination of his employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Employee's possession or under Employee's control. Provided, however, that Employee shall be entitled to retain items of sentimental value, copies of which shall be provided to the Company at the request of the Company and at the Company's expense.

         9. MISCELLANEOUS.

            9.01 Governing Law. This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

            9.02 Prior Agreements. This agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this agreement which are not set forth herein.

            9.03 Withholding Taxes. The Company may withhold from all salary, bonus, severance or other benefits payable under this agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            9.04 Amendments. No amendment or modification of this agreement shall be deemed effective unless made in writing and signed by the parties hereto.

            9.05 No Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

            9.06 Severability. To the extent any provision of this agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this agreement shall be unaffected and shall continue in full force and effect.


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In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            9.07 Assignment. This agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

            9.08 Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this agreement, including without limitation the provisions of sections 5, 6, and 7. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

            9.09 Mandatory Arbitration, In the event any dispute arises under this agreement, or as to the breach hereof, and if the dispute cannot be settled within a reasonable time through direct negotiations between the parties, which the parties agree to pursue in good faith, such dispute shall be submitted to binding arbitration conducted in Minneapolis, Minnesota, in accordance with the then-current Commercial Rules of the American Arbitration Association ("AAA"). The costs and expenses of the arbitration shall be paid by the party against whom the arbitrators render a decision, if a decision is rendered against a party, otherwise the costs and expenses shall be shared equally by Employee and the Company. The arbitrators shall have full power and authority to rule on any question of law in the same manner as any judge of any court of competent jurisdiction, and the decision of the arbitrators shall be final and conclusive upon the parties, and shall not be subject to any appeal or review if the arbitrators have followed the Commercial Rules of the AAA. The arbitrators shall have full power to make any award (including the award of equitable remedies) that shall under the circumstances presented to them be deemed to be proper; provided that the arbitrators shall not have the power to award punitive damages or to limit, expand or otherwise modify the terms of this agreement. Judgment may be entered upon any award rendered by the arbitrators in accordance with applicable law in any court of competent jurisdiction.


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


         IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date and year first written above.

                                        VIDEOLABS, INC.



                                        By
                                          -------------------------------------
                                          Its
                                             ----------------------------------




                                        ---------------------------------------
                                        Robin Sheeley


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                            EXHIBIT 2.2(h) CONTINUED

                            NONCOMPETITION AGREEMENT


        THIS NONCOMPETITION AGREEMENT (the "AGREEMENT"), is made and entered into effective as of June ___, 1999, by and between Robin Sheeley, a Minnesota resident (the "PRINCIPAL"), and VideoLabs, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS:

        WHEREAS, pursuant to the terms of a Plan and Agreement of Merger dated May ___, 1999, by and between, among others, Acoustic Communication Systems, Inc., a Minnesota corporation ("ACS") and Company (the "MERGER AGREEMENT"), ACS has agreed to be merged with and into a subsidiary of Company; and

        WHEREAS, as a condition to Company's agreement to the merger, Company has required that the Principal refrain from competing with the Company pursuant to the terms of this Agreement; and

        WHEREAS, the Principal is willing to enter into this Agreement subject to the consideration set forth in this Agreement.

                                   AGREEMENTS:


        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

        1. Restrictive Covenants. In consideration of the amount payable pursuant to Section 3, the consummation of the transactions pursuant to the Merger Agreement and other agreements, and in addition to (and not in lieu of) any other covenants given by Principal in connection with the Merger Agreement and that certain Employment Agreement by and between Principal and the Company of even date herewith (the "Employment Agreement"), Principal covenants and agrees that for a period of twelve (12) years commencing on the date of this Agreement (the "Term of Restriction"):

                (a) Principal shall not, for any person or entity other than VideoLabs or its affiliates, directly or indirectly, own, manage, operate, join, control or participate in, be compensated by or be connected with as an officer, employee, agent, consultant, partner, stockholder, or otherwise, any Competitive Business (as defined below) anywhere within Iowa, Minnesota, Nebraska, North Dakota, South Dakota, or


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


        Wisconsin. As used in this Agreement, the term "COMPETITIVE BUSINESS" means any business involving the provision of equipment, software or design, installation or maintenance services with regard to the data, voice or video conferencing or presentation systems for customers; provided, however, that the foregoing shall not prevent the Principal from owning not more than a one percent (1%) interest in any entity engaged in such a competing business whose securities are traded on any securities exchange or in the over-the-counter markets.

                 (b) Except as permitted or directed by the Company's Board of Directors, during the Term of Restriction or at any time thereafter Principal shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of ACS which Principal has acquired or become acquainted with prior to or as of the Closing of the Merger Agreement, whether developed by Principal or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the ACS, any customer or supplier lists of the ACS, any confidential or secret development or research work of ACS, or any other confidential information or secret aspects of the business of ACS. Principal acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of ACS and represents a substantial investment of time and expense by ACS and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of ACS or the Company would be wrongful and would cause irreparable harm to ACS. Both during and after the Term of Restriction, Principal will refrain from any acts or omissions that would reduce the value of such knowledge or information to ACS. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the ACS, other than as a direct or indirect result of the breach of this Agreement by Principal. It is hereby acknowledged that it is not the intention of the forgoing provisions to preclude the Principal from securing gainful employment with subsequent employers who are not competitors of ACS or the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect ACS's legitimate proprietary information or knowledge.

The covenants of the Principal set forth in this Section 1 are collectively referred to as the "RESTRICTIVE COVENANTS."

        2. Reasonable Scope of Restrictive Covenants; Severability. The necessity of protection against the competition of Principal and the nature and scope of such protection has been carefully considered and negotiated by the parties to this Agreement. Principal agrees and acknowledges that (a) the duration, scope and geographic areas applicable to the covenant not to compete described in this Section are fair, reasonable and necessary and (b)


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adequate consideration has been received by Principal for such obligations. If, however, for any reason any term or provision of this Agreement, or any part or aspect thereof, shall be deemed by a court of competent jurisdiction to be overly broad in scope or duration or both, the court considering the same shall have the power and hereby is authorized and the parties agree that it may modify such term or provision to limit such scope and duration so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provision of this Agreement. Subject further to the foregoing, if a court of any one or more jurisdictions holds any term or provision of this Agreement, or any part or aspect thereof, unenforceable by reason of the breadth of such scope or otherwise, then such determination will not affect or render invalid or unenforceable such term or provision in any other jurisdiction; such terms and provisions as they relate to each such jurisdiction being, for this purpose, severable into separate and independent covenants.

        3. Consideration. In consideration of the provisions of this Agreement, the Company agrees to pay Principal the sum of $750,000, in cash or other immediately available funds, on April 7, 2000. The Principal may at his discretion defer such payment for up to twelve (12) successive one-year periods, in which event the deferred balance shall accrue interest at the Company's short term, cost of borrowing.

        4. Remedies for Breach. In the event that the Principal shall breach the Restrictive Covenants, then the Principal shall pay to the Company, as liquidated damages and as full and complete settlement of any damages incurred by Company, an amount equal to the then unamortized balance of the consideration (which will amortize evenly over the one hundred forty-four (144) months at $5,208.33 per month) set forth in Section 3 of this Agreement, plus attorneys' fees and collection costs. The balance of the consideration to be repaid by Principal to the Company shall be calculated by rounding the date of Principal's breach to the first day of the nearest month and subtracting that period of Principal's compliance with the Restrictive Covenants from one hundred forty-four (144). However, in the event of Principal's actual or threatened breach of this Agreement and Principal's failure to repay the consideration as set forth above, the Company shall be entitled to such full and complete relief as any court of equity can then afford, including, but not limited to, the remedies of specific performance and injunctive relief, until the repayment obligation set forth above is paid in full. To secure the foregoing repayment obligation, from the time of payment by the Company under Section 3 above, and until the end of the Term of Restriction, Principal shall deliver, and Company shall hold in pledge, an equivalent number of shares of the Buyer's Stock (as defined in the Merger Agreement) equal to the unamortized balance of such amount. The number of shares so held in pledge shall be reasonably adjusted from time to time to reflect changes in the unamortized balances and the fair value of such shares. Principal shall be entitled to substitute collateral of equivalent value upon notice to Company. Upon termination of the Term of Restriction, payment of the foregoing amount, or such substitution, the Company shall return to Principal any shares then held in pledge.


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


        5. Termination. This Agreement shall immediately terminate upon the occurrence of any of the following:

        (a) At the option of Principal, provided that to exercise this option the Principal provides Company with: (i) thirty (30) days written notification thereof; and (ii) a cash payment with the notice in an amount equal to the unamortized balance of the consideration as set forth in Sections 3 and 4 of this Agreement from and after the date of the notice (or the date of termination, if later); provided, however, that in calculating the cash payment for the unamortized portion, Principal shall not be required to pay for any period as to which Principal is restricted from competing under any other agreement with Company, so long as Principal is not in breach thereof.

        (b) Immediately upon a "Change in Control" as defined herein. For purposes of this section, a Change in Control shall mean either of the following:

                (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; or

                (ii) a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange
                        Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation.


6.      Miscellaneous.

        6.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

        6.02 Prior Agreements. This Agreement, the Merger Agreement, and the Employment Agreement contain the entire agreement of the parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto and thereto have made no agreements,


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


representations or warranties relating to the subject matter of this Agreement, the Merger Agreement, and the Employment Agreement which are not set forth herein and therein.

        6.03 Withholding Taxes. The Company may withhold from the consideration all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        6.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

        6.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

        6.06 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. However, the Company may assign the Agreement to an affiliate under the control of the Company or under common control with the Company without the consent of the Principal.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

                                     VIDEOLABS, INC.



                                     By
                                        ----------------------------------------

                                        Its
                                            ------------------------------------




                                     -------------------------------------------
                                     Robin Sheeley


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